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                                                                     EXHIBIT 3.3




                            CERTIFICATE OF AMENDMENT

                                       OF

                            CYTATION.COM INCORPORATED

      Pursuant to Sections 502 and 805 of the New York Business Corporation Law, the undersigned officer of Cytation.com Incorporated, a New York corporation (the "Corporation"), does hereby submit for filing with the Department of State of the State of New York this Certificate of Amendment:

      FIRST: The name of the Corporation is Cytation.com Incorporated. The Corporation was named Stylex Homes, Inc. at the time that it was formed.

      SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on April 2, 1969.

      THIRD: The Corporation hereby creates, from the 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), of the Corporation authorized to be issued pursuant to Section 4 of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), a series of Preferred Stock and hereby fixes the designations, powers, preferences, limitations and relative rights of the shares of such series as follows:

         1. Designation. Of the 10,000,000 shares of authorized Preferred Stock, 300,000 shall be designated and known as "Series B Preferred Stock".

         2. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows:

                  (a) Definitions. For the purposes of this Section 2, the following definitions shall apply:

         "Automatic Conversion Date" means the first anniversary of the Original Issue Date.

         "Automatic Conversion Date Price" means the average of the closing bid price per share of the Common Stock (as quoted on the Nasdaq OTC Bulletin Board, or the Nasdaq stock exchange, as the case may be) for the 20 consecutive trading days immediately preceding the Automatic Conversion Date.

         "Closing Date Price" means $7.625.
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         "Common Stock" means the common stock, $.001 par value per share, of the Corporation.

         "Optional Conversion Date Price" means, with respect to a given date, the average of the closing bid price per share of the Common Stock (as quoted on the Nasdaq OTC Bulletin Board, or the Nasdaq stock exchange, as the case may be) for the 10 consecutive trading days immediately preceding such date.

         "Original Issue Date" means the first date on which a share of Series B Preferred Stock was issued.

         "Series B Conversion Price" is the price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of any additional consideration by the holder thereof.

         "Transfer Agent" means American Securities Transfer, Inc., whose address is 1825 Lawrence Street, Suite 444, P.O. Box 1596 Denver, Colorado 80201-1596, and any successor transfer agent appointed by the Corporation.

                  (b) Right to Convert; Conversion Price. Subject to the terms and conditions of this Section 2, each share of Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof at the office of the Transfer Agent, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $15.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Preferred Stock) by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

                  (c) Automatic Conversion.

                           (i)   Timing and Price.  Each share of Series B
Preferred Stock shall automatically be converted into shares of Common Stock on the Automatic Conversion Date. For the purposes of this Section 2(c), the Series B Conversion Price on the Automatic Conversion Date shall be equal to the greater of (i) the Closing Date Price (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Stock) and (ii) the Automatic Conversion Date Price.

                           (ii)  Mechanics.  On the Automatic Conversion Date,
the Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Transfer Agent; provided, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series B Preferred Stock being converted are either delivered to the


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Transfer Agent, or the holder notifies the Transfer Agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. On the Automatic Conversion Date, all rights with respect to the Series B Preferred Stock so converted shall terminate except for the right of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted. Upon the automatic conversion of the Series B Preferred Stock, the holders of such Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Transfer Agent. If so required by the Transfer Agent, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates there shall be issued and delivered to such holder, promptly at such office and in the holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series B Preferred Stock surrendered were convertible on the Automatic Conversion Date. No fractional share of Common Stock shall be issued upon automatic conversion of the Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Automatic Conversion Date Price.

                  (d)   Optional Conversions.

                           (i)   Timing and Price.  Each share of Series B
Preferred Stock may be converted into shares of Common Stock, at the option of the holder thereof, at any time (i) after the Original Issue Date, (ii) prior to the Automatic Conversion Date and (iii) that the Optional Conversion Date Price is greater than $15.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Stock). For the purposes of this Section 2(d), the Series B Conversion Price applicable to an optional conversion pursuant to this Section 2(d) shall be the Optional Conversion Date Price on the date of the Conversion Notice (as defined below).

                           (ii) Mechanics. In order to convert his shares of
Series B Preferred Stock into shares of Common Stock pursuant to this Section 2(d), a holder of Series B Preferred Stock shall surrender the certificate or certificates therefor at the office of the Transfer Agent, and shall give written notice (the "Conversion Notice") to the Transfer Agent at such office that the holder elects to convert the same and shall state therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. On the date of conversion, all rights with respect to the Series B Preferred Stock so converted shall terminate, except any of the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted. If so required by the Transfer Agent, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Transfer Agent, duly


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executed by the registered holder or by the holder's attorney duly authorized in writing. No fractional share of Common Stock shall be issued upon optional conversion of the Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Optional Conversion Date Price on the date of the Conversion Notice. The Corporation shall cause the Transfer Agent, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Series B
Preferred Stock, or to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (e) Notices. All notices required or permitted to be sent pursuant to this Section 2 shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by first-class mail postage prepaid or by fax or DHL, Federal Express or other recognized express courier service, addressed to the intended recipient at the recipient's address as it appears on the books of the Corporation.

         3. Dividends. The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends.

         4. Liquidation Rights. The holders of shares of Series B Preferred Stock shall not be entitled to any preferential payment or distribution in the event of any liquidation, dissolution or winding up of the Corporation, but shall share ratably on an as-converted basis assuming automatic conversion in any distribution of the assets of the Corporation to all the holders of Common Stock.

         5. Voting Rights. Except as otherwise required by law or as set forth in the Certificate of Incorporation of the Corporation, the holders of Series B Preferred Stock shall not be entitled to vote on any matter or to notice of any meeting of the stockholders.

         6. No Reissuance of Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

      THIRD: This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation by means of a written consent of all of the directors dated as of June 18, 1999.


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      FOURTH: This Certificate of Amendment was filed with the Department of
State of the State of New York on August 10, 1999.

         EXECUTED this 10th day of August, 1999.


                                            /s/ Kevin J. High
                                            __________________________
                                            Kevin J. High, President


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